UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 17, 2021

Code Chain New Continent Limited

(Exact name of Company as specified in charter)

Nevada	001-37513	47-3709051
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

No 119 South Zhaojuesi Road
2nd Floor, Room 1
Chenghua District, Chengdu, Sichuan, China 610047

(Address of Principal Executive Offices) (Zip code)

+86 028-84112941

(Company’s Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	CCNC	Nasdaq Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2021, Mr. Jianing Yu tendered his resignation as the Chief Operating Officer of Code Chain New Continent Limited (the “Company”), effective March 17, 2021. The resignation of Mr. Yu has been approved by the Board of Directors of the Company. Mr. Yu’s resignation was not a result of any disagreement with the Company’s operations, policies or procedures.

On March 17, 2021, approved by the Board of Directors, the Nominating and Corporate Governance Committee and and the Compensation Committee of the Company, Mr. Jianan Liang was appointed Chief Operating Officer of the Company, effective March 17, 2021.

The biographical information of Mr. Jianan Liang is set forth below:

Jianan Liang, age 45, is the general manager of sales in China of Akamai Information Technology Co., Ltd. Since October 2012, Mr. Liang has been in charge of the business development of Akamai in China in connection with cloud-based acceleration services and security services for global network applications and content distribution for Chinese e-commerce, high-tech and financial services companies’ business development overseas. Mr. Liang has also been the Vice President (Business) of China Soft Power Technology Group Holdings Co., Ltd. since December 2015, where he was in charge of establishing and maintaining partnerships with international operators to provide international submarine cable transmission and cloud infrastructure services, and to help customers expand their businesses based on the Internet. Additionally, Mr. Liang has served as Senior Vice President of Beijing Supply and Marketing Big Data Group since July 2017, where he was responsible for providing the cloud computing technologies required for business's digital transformation. From October 2010 to October 2012, he served as the head of HP China solution sales, responsible for the sales performance of software products and services of China HP Imaging and Printing Group in China, and formulating sales strategies for Customers provide one-stop services (hardware, software and services). From January 2009 to October 2010, he was the sales and marketing director of Hong Kong Ludao Telecom Co., Ltd., responsible for selecting agent products and formulating sales strategies. From October 2003 to January 2009, he was the general sales manager of Captaris China, responsible for achieving sales performance goals in China, expanding market share, and establishing a pipeline relationship with the company's global partners in the Chinese market for the first time. From October 2001 to October 2003, Mr. Liang served as a product technical expert for Microsoft China Co., Ltd., where he was responsible for providing product technical pre-sales support to industry customers, including carrying out in-depth solution development and customization.

Mr. Jianan Liang holds a bachelor's degree in computer science from Harbin Institute of Technology, China. Mr. Liang has also graduated from the China-Europe International Business School (CEIBS) senior executive business management program. Mr. Liang has served as senior sales managers in various renowned companies that are listed in the United States, Canada, China and Hong Kong. With nearly 20 years of experience in sales, technology and team management, Mr. Liang accumulated numerous partners and customer relationships in several government agencies, large state-owned enterprises, local industry leaders and multinational companies, including the world's leading e-commerce companies, international financial insurance companies, high-tech product manufacturers, instant social APPs and other Internet integrated service providers. He has provided comprehensive products and technical solutions, including but not limited to cloud services, network security, content distribution (CDN), big data analysis, Internet of Things, etc.

Mr. Liang does not have any family relationship with any director or executive officer of the Company. Mr. Liang has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Liang entered into an employment agreement with the Company and agreed to receive an annual compensation of $30,000, effective March 17, 2021. The employment agreement is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibits 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter between Code Chain New Continent Limited and Jianan Liang, dated March 17, 2021
99.1	Correspondence of Jianing Yu’s Resignation as Chief Operating Officer of the Company, dated March 17, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CODE CHAIN NEW CONTINENT LIMITED

Date: March 17, 2021	By:	/s/ Weidong (David) Feng
	Name:	Weidong (David) Feng
	Title:	Co-CEO

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